SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: January 10, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)


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Item 5.	 Other Events.

California Power Crisis

A.  Current Financial Condition

As of December 31, 2000, there was an under-collected balance in the Utility's Transition Revenue Account (TRA), a regulatory balancing account in which the Utility's under-collected power purchase costs are recorded, of $6.6 billion, more than 100% of its total stockholders' equity. Wholesale power prices in December 2000, spiked to over $400 per megawatt hour, 1000% higher than a year ago. As of December 31, 2000, there was a credit balance in the Utility's Transition Cost Balancing Account (TCBA), a regulatory balancing account used to track recovery of the Utility's transition costs, of $1.9 billion. As of January 10, 2001, the Utility has cash reserves of approximately $500 million. As previously disclosed, the Utility (1) has a payment due to the California Independent System Operator (ISO) on February 1, 2001 for real-time energy purchases of $583 million, (2) an estimated payment to the California Power Exchange (PX), due on February 15, 2001 for day-ahead energy purchases, of $431 million, (3) an estimated payment to the ISO for energy purchases in December 2000, due on March 2, 2001, of $1.2 billion. In addition, the Utility's monthly gas procurement disbursements are more than $200 million.

The recent rate increase approved by the California Public Utilities Commission (CPUC) on January 4, 2001, will raise approximately $70 million in cash per month for three months. Even if all this cash were made available to the Utility immediately, $210 million represents approximately one week's worth of net power purchases at current prices. Thus, the rate increase does not raise enough cash for the Utility to pay its ongoing procurement bills or make further borrowing possible.

Either a further ratings downgrade to below investment grade or a default in the payment of certain obligations of $100 million or more would create an immediate default under certain Utility and PG&E Corporation credit and other financial agreements, entitling financial creditors to accelerate repayment of loans.

The Utility currently is unable to borrow more money, and is foreclosed from the capital markets because of its financial condition. Absent immediate regulatory, legislative or judicial relief, the Utility will default on its payment obligations and faces the risk of being forced into bankruptcy. The public health and safety would be jeopardized if as a result of bankruptcy the Utility could not continue to maintain its transmission lines, distribution lines, power plants, gas distribution facilities, and other facilities. Moreover, regardless of bankruptcy, the Utility must purchase electricity and gas from others, to provide to its customers, but it is unclear how or whether any such suppliers would continue to sell to the Utility given the Utility's financial condition.

B. Impending Natural Gas Shortage Emergency

The Utility's deteriorating credit situation is causing many of its gas suppliers to decline to sell the Utility any more gas, even under existing gas contracts, in the absence of accelerated payments. Specifically, some gas suppliers (1) have made demands that the Utility provide prepayment, cash on delivery, or other forms of payment assurance for gas supplies, which the Utility is unable to meet given
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its current cash reserves; and (2) have refused to sell gas to the
Utility for future periods commencing as early as January 12, 2001.

The Utility believes that a gas supply emergency exists, and that if accelerated payments to suppliers are required, the Utility will be unable to pay for gas for heating and other essential uses for its residential and small commercial customers (core customers). If the Utility's suppliers stopped delivering gas, the Utility would be required to increase withdrawals from gas storage. Lower than normal temperatures or further reductions in gas supplies would require the Utility to divert gas from large commercial and industrial customers (non-core customers), including electric generators, for delivery to core customers. Approximately two-thirds of the divertible gas on the Utility's gas system currently is consumed by electric generators. Any diversions of non-core gas will decrease the level of electric generation in the Utility's service territory and lead to worsening outages on the electric system. For this reason, diversions of non-core gas supplies in order to avoid shortages to core customers will only aggravate the combined gas and electric supply crisis. If a significant number of gas suppliers terminate their gas contracts and refuse to sell gas to the Utility, the Utility would exhaust all storage gas by the second week of February and there would be sustained curtailments of major portions of the Utility's gas system.

On January 9, 2001, the Utility sent a letter to the California Governor informing the Governor that the Utility faces an imminent shortage of natural gas for its core customers due to the Utility's worsening credit situation. The Utility suggested that the Governor use his emergency powers to permit the State to provide temporary financial assistance sufficient to meet the demands of gas suppliers, such as by functioning as an interim purchaser or otherwise provide credit.

The Utility also is exploring with the Department of Energy the extent to which any emergency federal powers can be brought to bear on this emergency.

C. ISO's Requested Tariff Amendment to Creditworthiness Standards

On January 5, 2001, the ISO filed a tariff amendment with the FERC seeking approval of the modification of the ISO tariff setting forth creditworthiness standards for distribution utilities such as the Utility. Under the current ISO tariff, the Utility must maintain an "Approved Credit Rating" or provide the ISO other security, such as a letter of credit, guarantee, or other form of security. As previously reported, Standard & Poor's reduced PG&E Corporation's and the Utility's corporate credit ratings to BBB- from A. The commercial paper of PG&E Corporation and the Utility also was downgraded to A-3 from A-1. Also, as previously reported, Moody's Investor Services, Inc. lowered the issuer ratings of PG&E Corporation to Baa3 from A3 and the ratings on the Utility's senior secured debt to Baa2 from A1. The commercial paper of PG&E Corporation and the Utility were also reduced from Prime-1 to Prime-3. These new ratings fall below the "Approved Credit Ratings" set forth in the ISO tariff. Under the current ISO tariff, if the Utility were unable to provide adequate security, the Utility would be unable to schedule its transactions through the ISO for its customers. The ISO's tariff amendment would provide a temporary exemption extended on a day to day basis until March 3, 2001. The ISO requested that the FERC permit the amendment to be effective as of January 4, 2001, before the ratings downgrades were made. The ISO has already begun to implement its tariff amendment by continuing to accept the Utility's scheduled transactions.

On January 8, 2001, a power generator filed a motion with the FERC opposing the ISO's amendment and arguing that the FERC should order the ISO to enforce its creditworthiness provisions and to take other actions such as the adoption of stricter credit requirements, expedited payment provisions, enforcement of set off provisions, and assurances that sellers will have recourse against defaulting buyers. Absent such assurances that they be paid, the motion argues that generators who have agreement with the ISO should be relieved of their obligation to supply the ISO markets.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                            PG&E CORPORATION

                            By  BRUCE R. WORTHINGTON
                               ----------------------------
                               BRUCE R. WORTHINGTON
                               Senior Vice President and General Counsel


                            PACIFIC GAS AND ELECTRIC COMPANY

                            By:  ROGER J. PETERS
                               ------------------------------
                               ROGER J. PETERS
                               Senior Vice President and General Counsel




Dated: January 10, 2001